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Certificate of Amendment to Articles of Incorporation

Filed by Custodian

(Pursuant to NRS 78.347)

1. Name of corporation:

Asia Travel Corporation

2. Any previous criminal, administrative, civil or National Association of Securities Dealers, Inc., or Securities and Exchange Commission investigations, violations or convictions concerning the custodian and any affiliate of the custodian are disclosed as follows:

There are no previous criminal, administrative, FINRA, or SEC investigations, violations, or convictions concerning the Custodian or any of its affiliates.

3. Custodian Statement:

Reasonable attempts were made to contact the officers or directors of the corporation to request that the corporation comply with corporate formalities and to continue its business. I am continuing the business and attempting to further the interests of the shareholders. I will reinstate or maintain the corporate charter.

4. Custodian Signature:

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Nevada Secretary of State Amend Custodian

This form must be accompanied by appropriate fees.	Reset	Revised: 1-5-15